Exhibit 10.10

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AGREEMENT (this “Agreement”) is made and entered into effective as of the 30th day of June, 2005 by and among International Wire Group, Inc., a Delaware corporation (“Group”), Camden Wire Co., Inc., a New York corporation (“Camden Wire”), Omega Wire, Inc., a New York corporation (“Omega Wire”), Wire Technologies, Inc., an Indiana corporation (“WTI”), IWG-Philippines, Inc, a Philippines legal entity (“Philippines”), IWG Services Co., S de RL de CV, a Mexican legal entity (“Services”), IWG Durango, S de RL de CV, a Mexican legal entity (“IWG Durango”), Cables Durango S de RL de Cv, a Mexican legal entity (“Cables Durango”), International Wire Rome Operations, Inc., a Delaware corporation (“Rome”), Italtrecce-Societa Italian Trecce Affini S.r.l., an Italian legal entity (“Italtrecce”), International Wire SAS, a French legal entity (“SAS”), Tresse Metallique J. Forissier, S.A., a French legal entity (“Forissier”), Cablerie E. Charbonnet, S.A., a French legal entity (“Charbonnet”), and OWI Corporation, a New York corporation (“OWI” and, together with Holding, Group, Camden Wire, Omega Wire, WTI, Philippines, Services, IWG Durango, Cables Durango, Rome, Italtrecce, SAS, Forissier and Charbonnet, the “Employer”), and Glenn J. Holler (“Employee”).

W I T N E S S E T H :

     WHEREAS, Employee and Group entered into an Executive Employment Agreement as of November 13, 1999 (the “Original Agreement”); and

     WHEREAS, Employee and the Employer entered into an Amended and Restated Employment Agreement as of July 16, 2001 (the “First Amended and Restated Employment Agreement” or “Prior Agreement”); and

     WHEREAS, the Employee’s position with the Employer has not changed; and

     WHEREAS, the Employer desires to continue to retain the services of the Employee upon the terms set forth herein;

     WHEREAS, the Employee desires to continue to be employed by Employer and to appropriately memorialize the terms and conditions of such employment.

     NOW, THEREFORE, Employee and Employer, in consideration of the agreements, covenants and conditions herein, hereby agree as follows:

     1. BASIC EMPLOYMENT PROVISIONS.

          (a) Employment and Term. Employer hereby agrees to employ Employee (hereinafter referred to as the “Employment”) as Chief Financial Officer (the “Position”) and

Employee agrees to be employed by Employer in such Position for a period of two (2) years ending on the 30th day of June, 2007 (the “Termination Date”), unless terminated earlier as provided herein (the “Employment Period”). In the event that termination (as hereinafter provided) has not occurred prior to the last day of the Employment Period, unless either party shall have given written notice to the contrary at least thirty (30) days prior to the end of the Employment Period or any extension thereof, the Employment Period shall annually renew for a successive two (2) year periods until terminated.

          (b) Duties. Employee in the Position shall be subject to the direction and supervision of the Chief Executive Officer or his designee and shall have those duties and responsibilities which are assigned to him during the Employment Period by the Chief Executive Officer consistent with the Position, provided that the Chief Executive Officer shall not assign any greater duties or responsibilities to the Employee than are necessary for the Employee’s faithful and adequate performance of the duties and responsibilities assigned. The parties expressly acknowledge that the Employee shall devote all of Employee’s business time and attention to the transaction of the Employer’s businesses as is reasonably necessary to discharge Employee’s responsibilities hereunder. Employee agrees to perform faithfully the duties assigned to the best of Employee’s ability. The services to be rendered by the Employee hereunder shall be rendered primarily in St. Louis, Missouri. If Employee consents, the services may be performed at the principal executive offices of Employer located outside of the St. Louis area.

     2. COMPENSATION.

          (a) Salary. During the employment period, Employer shall pay to Employee a salary as basic compensation for the services to be rendered by Employee hereunder. The initial amount of such basic compensation shall be Two Hundred Seventy Nine Thousand Nine Hundred Dollars ($279,900.00) per year. Such salary shall be reviewed from time to time by the CEO and may be increased in the CEO’s sole discretion. Such salary shall accrue and be payable in accordance with the payroll practices of Employer in effect from time to time. All such payments shall be subject to deductions and withholdings authorized or required by applicable law.

          (b) Bonus. During the Employment Period, Employee shall be eligible to receive an annual bonus (payable by the Employer) in an amount to be determined by the CEO of Employer, in the CEO’s sole discretion, of up to fifty percent (50%) of Employee’s annual basic compensation as set forth above.

          (c) Benefits. During the Employment Period, Employee shall be entitled to such other benefits as are determined by the CEO, including without limitation, group life, health, executive medical supplement and other insurance, paid vacations of four (4) weeks per year, annual executive physical, reimbursement for tax preparation costs and executive lunches.

          (d) Auto Allowance. Employer shall pay Employee an allowance to own and maintain an automobile in an amount sufficient so that, after the effect of federal and state income taxes, Employee shall net One Thousand Hundred Dollars ($1,000.00) per month.

          (e) Country Club Membership. Employer shall reimburse Employee for the initiation fee and monthly dues expense for Employee to belong to a country club in St. Louis, Missouri area reasonably acceptable to Employer and for the initiation fee and monthly dues expense for that Club, but not for any charges made by Employee at the club, unless such qualify as reimbursable business entertainment expenses.

     3. TERMINATION.

          (a) Death or Disability. This Agreement shall terminate automatically upon the death or total disability of Employee. For the purpose of this Agreement, “total disability” shall be deemed to have occurred by Employee shall have been unable in perform the assigned duties due to mental or physical incapacity for a period of three (3) consecutive months or for any sixty (60) working days out of a six (6) month consecutive period.

          (b) Cause. Employer may terminate the employment of Employee under this Agreement for Cause. For the purpose of this Agreement, “Cause” shall be deemed to be fraud, dishonesty, competition with Employer, unauthorized use of any of Employer’s trade secrets or confidential information, or a substantial failure to properly perform the duties assigned to Employee, in the reasonable judgment of Employer, after giving Employee written notice of such failure and a thirty (30) day period within which to cure such failure. Refusal by the Employee to perform services outside of the St. Louis area shall not be considered a reason to terminate the Employee for Cause.

          (c) Without Cause. Employer may terminate the employment of Employee under this Agreement without Cause, subject to the continuing rights of Employee pursuant to Section 4(c) below.

     4. COMPENSATION UPON TERMINATION.

          (a) Death or Disability. If the Employment Period is terminated pursuant to the provisions of Section 3(a) above, this Agreement shall terminate and no further compensation shall be payable to Employee, except that Employee or Employee’s estate, heirs or beneficiaries, as applicable, shall be entitled, in addition to any other benefits specifically provided to them or Employee under any benefit plan, to receive Employee’s then current salary for a period of twelve (12) months from the date the Employment Period terminates.

          (b) Termination for Cause or Voluntary Termination by Employee. If the employment of Employee under this Agreement is terminated for Cause pursuant to the provisions of Section 3(b) or the Employee voluntarily terminates his employment with the

Employer other than due to a breach of this Agreement by Employer, no further compensation shall be paid to Employee after the date of termination.

          (c) Termination Without Cause. If the Employment of Employee under this Agreement is terminated pursuant to Section 3(c) above, Employee shall be entitled to continue to receive from Employer the current basic compensation hereunder [which shall not be less than the amount specified in Section 2(a) above] until the longer of eighteen (18) months or the Termination Date, such amount to be paid in accordance with the payroll practices of Employer, and shall further be entitled to continue to receive the benefits to which Employee would otherwise be entitled pursuant to Section 2(c) above, but no other benefits.

     5. EXPENSE REIMBURSEMENT. Upon submission of properly documented expense account reports, Employer shall reimburse Employee for all reasonable travel and entertainment expenses incurred by Employee in the course of his employment with Employer.

     6. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except that this Agreement and all of the provisions hereof may be assigned by Employer to any successor to all or substantially all of its assets (by merger or otherwise) and may otherwise by assigned upon the prior written consent of Employee.

     7. CONFIDENTIAL INFORMATION.

          (a) Non-Disclosure. During the Employment Period or at any time thereafter, irrespective of the time, manner or cause of the termination of employment, Employee will not directly or indirectly reveal, divulge, disclose or communicate to any person or entity, other than authorized officers, directors and employees of the Employer, in any manner whatsoever, any Confidential Information (as herein defined) of Employer without the prior written consent of the CEO.

          (b) Definition. As used herein, “Confidential Information” means information disclosed to or known by Employee as a direct or indirect consequence of or through the Employment about Employer or its respective businesses, products and practices, which information is not generally known in the business in which Employer is or may be engaged. However, Confidential Information shall not include under any circumstances any information with respect to the foregoing matters which is (i) available to the public from a source other than Employee, (ii) released in writing by Employer to the public or to persons who are not under a similar obligation of confidentiality to Employer and who are not parties to this Agreement, (iii) obtained by Employee from a third party not under a similar obligation of confidentiality to Employer, (iv) required to be disclosed by any court process or any government or agency or department of any government, or (v) the subject of a written waiver executed by Employer for the benefit of Employee.

          (c) Return of Property. Upon termination of the Employment, Employee will surrender to Employer all Confidential Information, including without limitation, all lists, charts, schedules, reports, financial statements, books and records of the Employer, and all copies thereof, and all other property belonging to the Employer shall be accorded reasonable access to such Confidential Information subsequent to the Employment Period for any proper purpose as determined in the reasonable judgment of Employer.

     8. AGREEMENT NOT TO COMPETE.

          (a) Employee agrees:

               (i) To give the Employer thirty (30) days written advance notice of voluntary termination of employment with the Employer. Such notice shall include Employee’s future employment or self-employment intentions, identification of the prospective employer and the general nature of the prospective employment or self-employment, if known.

               (ii) To participate in an exit interview conducted by a member of the personnel department of the Employer and/or by a representative of the Employer, at the time of or prior to the termination of Employment with the Employer.

               (iii) That for two (2) years following the termination of the Employment, Employee shall promptly notify the Employer of any change in the identification of Employee’s employer or the nature of such employment or of self-employment.

               (iv) In consideration of the benefits granted under the Group Insulated Wire Division Retention Plan, a copy of which is attached hereto as Exhibit A, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions hereinafter stated, the Employee agrees he will not, within two (2) years after leaving the employ of the Employer, engage or enter into employment by, or into self-employment or gainful occupation as, a Competing Business or act directly or indirectly as an advisor, consultant, sales agent or broker for a Competing Business. As used herein, “Competing Business” means (1) any business that is engaged in the manufacture, or sale to other wire suppliers or original equipment manufacturers, of bare or tin-plated copper wire or that otherwise competes with the Bare Wire Division of the Group, as such operations are currently conducted, and (2) in the event the Insulated Wire Division of the Group is not sold, any business that is engaged in the manufacture, or sale to other wire suppliers or original equipment manufacturers, of insulated copper wire products for the automotive or appliance end-user markets or that otherwise competes with the Insulated Wire Division of the Group, as such operations are currently conducted. The Employee acknowledges that the Employer does not have an adequate remedy at law in the event the Employee violates this provision and, therefore, the Employee agrees that, in such event, the Employer shall be entitled to equitable relief including, but not limited to, injunctive relief. The Employer acknowledges and agrees that this covenant is granted in substitution and replacement for the covenant contained in Section 8 of the Prior Agreement.

               (v) The terms of Paragraphs 8(a)(i)-8(a)(iv) shall not apply if the termination is pursuant to Section 3(c).

          (b) The Employer agrees:

               (i) That within fifteen (15) business days after receiving identification of the prospective employer, the nature of the employment or self-employment pursuant to Paragraph 8(a)(i) above, or any change therein pursuant to Paragraph 8(a)(iii) above, the Employer will advise Employee as to whether such employment constitutes a Competing Business as defined in Paragraph 8(a)(iv) above.

               (ii) In the event the Employer advises Employee that such employment constitutes a Competing Business and that the Employer is electing to enforce the provision of Paragraph 8(a)(iv), to forward a check in the amount equal to one-half (1/2) of the monthly salary of Employee (exclusive of extra compensation of any kind) as of the termination date of Employee’s employment. If notice is received pursuant to Paragraph 8(b) and the Employer advised Employee that such employment constitutes a Competing Business, the aforementioned monthly checks shall be forwarded for the remaining number of the aforesaid twenty-four (24) successive calendar months. Provided, however, that all payments due under this Paragraph 8(b)(ii) shall not be required during any periods that Employee is receiving payments under Section 4(a) or providing services to a Competing Business.

     9. WAIVER OF AGREEMENT NOT TO COMPETE. The Employer, based on the facts revealed to it by the Employee regarding the new employment and in its discretion upon written notification to Employee, may at any time waive or elect not to enforce the provisions of Paragraph 8(a)(iv), in which event the obligations of Paragraph 8(b)(ii) above shall thereafter not apply and Employee may be engaged by or enter into the employment of the identified Competing Business, but only such identified Competing Business.

     10. AGREEMENT NOT TO SOLICIT EMPLOYEES. Employee agrees that, for a period of one (1) year following the termination of the Employment Period, Employee shall not, on behalf of any business, solicit or induce, or in any manner attempt to solicit or induce, either directly or indirectly, any person employed by, or any agent of, Employer to terminate such employment or agency, as the case may be, with Employer. In the event of violation hereof, Employer may terminate any payments due to Employee hereunder.

     11. NO VIOLATION. Employee hereby represents and warrants to Employer that the execution, delivery and performance of this Agreement or the passage of time, or both, will not conflict with, result in a default, right to accelerate or loss of rights under any provision of any agreement or understanding to which the Employee or, to the best knowledge of Employee, any of Employee’s affiliates are a party or by which Employee, or to the best knowledge of Employee, Employee’s affiliates may be bound or affected.

     12. CAPTIONS. The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit or amplify the provisions hereof.

     13. NOTICES. All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered, whether or not actually received, two days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the party to whom notice is being given at the specified address or at such other address as such party may designate by notice:

Employer:	International Wire Group, Inc.
101 South Hanley Road
St. Louis, Missouri 63105
Attn: Chief Executive Officer

Employee:	Glenn J. Holler
12606 Jane Denny Lane
St. Louis, Missouri 63128

     14. INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid and unenforceable provision had never comprised a part of this Agreement; the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance of this Agreement. In lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provisions as may be possible and be legal, valid and enforceable.

     15. ENTIRE AGREEMENT AMENDMENTS. This Agreement, along with the International Wire Group, Inc. Insulated Wire Division Retention Plan (the “Retention Plan”), a copy of which is attached hereto as Exhibit A, contains the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, including the Prior Agreement, which is fully replaced hereby. This Agreement may be amended, in whole or in part only, by an instrument in writing setting forth the particulars of such amendment and duly executed by an officer of Employer expressly authorized by the CEO to do so and by Employee. The rights and benefits provided under this Agreement are cumulative of, and are in addition to, all of the other rights and benefits provided to the Employee under any agreement between such Employee and the other parties to this Agreement including, but not limited to, the aforesaid Retention Plan.

     16. WAIVER. No delay or omissions by any party hereto to exercise any right or power hereunder shall impair such right or power to be construed as a waiver thereof. A waiver by any of the parties herein of any of the covenants to be performed by any other party or any breach thereof shall not be construed to be a waiver of any succeeding breach thereof or of any other covenant herein contained. Except as otherwise expressly set forth herein, all remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to any party at law, in equity or otherwise.

     17. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced according to the laws of the state of Missouri.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of this date first above written:

EMPLOYEE:

/s/ Glenn J. Holler

Glenn J. Holler

EMPLOYERS:

INTERNATIONAL WIRE GROUP, INC.		CAMDEN WIRE CO., INC.

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

OMEGA WIRE, INC.		WIRE TECHNOLOGIES, INC.

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

IWG-PHILIPPINES, INC		IWG SERVICES CO.

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

IWG DURANGO		CABLES DURANGO

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

INTERNATIONAL WIRE ROME OPERATIONS, INC.		ITALTRECCE-SOCIETA ITALIANA

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

INTERNATIONAL WIRE SAS		TRESSE METALLIQUE J. FORISSIER, S.A.

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

CABLERIE E. CHARBONNET S.A.		OWI CORPORATION

By:	/s/ Rodney D. Kent	By:	/s/ Rodney D. Kent

Exhibit A

Insulated Wire Division Retention Plan

See Exhibit 10.16 (Registration Statement on Amendment No. 1 to Form S-1 of International Wire Group, Inc. filed May 10, 2005)